WOODBURN AND WEDGE
ATTORNEYS AND COUNSELORS AT LAW
SIERRA PLAZA
6100 NEIL ROAD, SUITE 500
RENO, NEVADA 89511-1149
TELEPHONE (775) 688-3000
Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

February 10, 2009

Geospatial Holdings, Inc.

229 Howes Run Road

Sarver, Pennsylvania 16055

Ladies and Gentlemen:

We have acted as special Nevada counsel to Geospatial Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing on the date hereof of a Registration Statement on Form S-1, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 3,072,698 shares of the Company’s Common Stock, par value $0.001 per share, being registered for resale by the selling security holders identified in the Registration Statement (the “Shares”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance and ratification of the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

Geospatial Holdings, Inc.

February 10, 2009

2. The Board of Directors of the Company has duly authorized the issuance of the Shares and the Shares are duly authorized and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We advise you that the Shares were issued by the Company in connection with that certain Agreement and Plan of Merger Agreement (the “Merger Agreement”) as described in the Registration Statement and filed as Exhibit 2.1 to the Registration Statement. We assume that the Merger Agreement was duly authorized, executed and delivered by Geospatial Mapping Systems, Inc., a Delaware corporation, and Kayenta Subsidiary Corp., a Delaware corporation, and that the merger contemplated therein was duly effectuated in accordance with applicable law. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement and the Registration Statement of the Company on Form S-1; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

Geospatial Holdings, Inc.

February 10, 2009

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard